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                                                                       EXHIBIT 2

                            SHARE PURCHASE AGREEMENT

     AGREEMENT made as of the 22nd day of December, 1999 by and between GenRad, Inc., a Massachusetts corporation whose principal place of business is situated at 7 Technology Park, Westford, Massachusetts, MA01886, USA (the "Purchaser") and Peter Coombes of 1 Quilp Drive , Newlands Spring, Chelmsford, Essex CM1 4YA (the "Seller").

                              W I T N E S S E T H:

     WHEREAS, the Seller is the owner of the entire issued share capital of Motor Industry Services Limited (company number 3051850) whose registered office is situated at 6 Blenheim Court, Hurricane Way, Wickford, Essex SS11 8YT, a company incorporated in England ("MIS") consisting of two ordinary shares of (pound)1 each (the "Shares"); and

     WHEREAS, MIS owns the entire issued share capital of its subsidiary, Mastertech Automotive Limited (company number 3453734) whose registered office is at 6 Blenheim Court, Hurricane Way, Wickford, Essex SS11 8YT, a company incorporated in England ("MAT") (hereinafter, MIS and MAT are collectively referred to as "the Companies"); and

     WHEREAS, the Seller desires to sell, and the Purchaser desires to buy, the Shares on the terms and conditions set out in this Agreement;

     NOW, THEREFORE, in consideration of the obligations hereinafter set out, the parties hereto agree as follows:

1.   PURCHASE AND SALE OF SHARES.

     Subject to and upon the terms and conditions of this Agreement, the Seller agrees to sell to the Purchaser with full title guarantee and transfer ownership of, and the Purchaser agrees to purchase from the Seller, free and clear of all liabilities, liens, claims and encumbrances, all of the Shares as of the Completion Date (as hereinafter defined).

2.   PURCHASE PRICE AND RESTRICTIONS ON RESALE.

     a. The consideration for the sale of the Shares (the "Total Purchase Payment") shall be aggregate of:

          i. payment in cash of (pound)250,000 upon Completion (as herein defined) by the Purchaser to the Seller; and

          ii. the issue by the Purchaser to the Seller of such number of shares of the common stock, $1.00 par value, of the Purchaser as has the value (pound)1,100,000 determined in accordance with Clause 2(b) (the "Initial Shares");


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          iii. the issue by the Purchaser to the Escrow Agent of such number of shares of the common stock, $1.00 par value, of the Purchaser as has the value (pound)150,000 determined in accordance with Clause 2(b) and subject to the terms of Clause 13 and to the terms of an Escrow Agreement (the "Escrow Agreement") by and between State Street Bank and Trust Company (the "Escrow Agent"), the Seller and the Purchaser of even date herewith (the "Escrow Shares") (the Initial Shares and Escrow Shares are hereinafter collectively referred to as the "GenRad Shares").

     b. The number of GenRad Shares shall be determined by multiplying the elements of the Total Purchase Payment referred to in Clauses 2(a)(ii) and 2(a)(iii) by the Exchange Rate and dividing the product by the Average Closing Price. The term "Exchange Rate" shall be the average exchange rate (U.S. dollars to British pounds) as reported in THE WALL STREET JOURNAL for the ten trading days immediately preceding the third trading day immediately preceding Completion (as hereinafter defined). The term "Average Closing Price" shall mean the lower of,
          (i) the average of the closing prices of GenRad common stock on the New York Stock Exchange as reported in THE WALL STREET JOURNAL for the ten trading days immediately preceding the third trading day immediately preceding Completion and (ii) the closing price of GenRad common stock on the New York Stock Exchange as reported in the WALL STREET JOURNAL for the last day of such ten day trading period.

     c. The GenRad Shares have not been registered under the Securities Act of 1933, as amended (the "Act") and are being issued pursuant to Regulation S, an exemption from registration under the Act. The securities may not be offered, sold, transferred or otherwise disposed of in the United States or to any U.S. person without registration or exemption under the Act. The shares may not be sold outside the United States except in compliance with Regulation S. In addition, hedging transactions with respect to the GenRad Shares are prohibited unless in compliance with the Act.

     d. The certificates representing the GenRad Shares to be issued to the Seller and the Escrow Agent hereunder will bear restrictive legends requiring compliance with the statutory and contractual prohibitions on transfer contained in Clause 7 in connection with any resale of such shares including, restrictions on transfer pursuant to the Act and Regulation S, promulgated thereunder.

3.   COMPLETION.

     a. The completion of the matters contemplated hereby (the "Completion") shall take place at 11:00 a.m. on December 22, 1999, at the offices of the Purchaser's counsel or at such other time or place as may be agreed upon in writing by the Purchaser and the Seller (the "Completion Date").

     b. At Completion, the Seller shall deliver share certificates in respect of the Shares together with a duly executed stock transfer form in favour of the Purchaser, satisfactory to the Purchaser, validly transferring the Shares to the Purchaser. In addition, the Seller shall deliver the agreements, documents and other instruments set out in Clause 8.


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     c.   At Completion, the Purchaser shall deliver to the Seller share certificates in respect of the Initial Shares and (pound)250,000 in cash by telegraphic transfer of immediately available funds to a bank specified by the Seller (upon receipt of share certificates in respect of the Shares) and the other instruments, documents and agreements set out in Clause 9.

     d. Promptly and no later than one business day after Completion, the Purchaser shall deposit in escrow pursuant to Clause 13, the Escrow Shares. The Escrow Shares shall be issued in the name of the Escrow Agent. The Escrow Shares shall be held for the purposes described in Clause 13 and in the Escrow Agreement and shall be released in accordance with the provisions of Clause 13 and the Escrow Agreement.

4.   REPRESENTATIONS AND WARRANTIES OF THE SELLER.

     Subject to those matters fully and fairly disclosed in the disclosure letter sent by the Seller to the Purchaser immediately before the signing of this Agreement (the "Disclosure Letter") and to Clause 11 and Clause 12(f), the Seller represents and warrants to the Purchaser as follows:

     a. CONSTITUTION. The Companies are both private companies limited by shares and incorporated in England and Wales, with all requisite corporate power and authority to own, lease and operate their properties and to carry on their respective businesses as presently conducted.

     b. AUTHORITY. (i) The Seller owns all of the Shares legally and beneficially free and clear of any liens, claims, encumbrances or restrictions or rights, title or interests of others. The Shares constitute the entire issued share capital of MIS. The Seller has the absolute right, power and capacity to sell, assign and deliver the Shares to Purchaser, free and clear of all liens, claims, encumbrances or restrictions, or rights, title or interests of others, and to enter into and complete the transactions contemplated hereby, including without limitation the execution of this Agreement and the execution of the Ancillary Agreements set out in Clause 8. There are no agreements, written or oral, between the Seller and any other person or entity, including the Companies, relating to the acquisition, disposal or voting of the Shares.

          (ii) MIS owns all of the outstanding share capital of MAT (the "MAT Shares") beneficially and legally free and clear of any liens, claims, encumbrances or restrictions or rights, title or interests of others. The MAT Shares constitute the entire issued share capital of MAT. There are no agreements, written or oral, between the Seller and/or MIS and any other person or entity relating to the acquisition, disposal or voting of the MAT Shares.

     c.   CAPITALISATION.

          (i) The Shares are duly authorised, validly issued, fully paid and are free and clear of all rights, title and interests of all persons other than the Seller and are subject to no restrictions on transfer. There are no outstanding or authorised subscriptions,


                                      -3-
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          options, warrants, calls, rights, commitments, or other agreements of any nature which require MIS to issue any additional shares of its capital or any securities convertible into or evidencing the right to subscribe for any share capital of MIS.

          (ii) The MAT Shares are duly authorised, validly issued, fully paid, and are free and clear of all rights, title and interests of all persons other than MIS and are subject to no restrictions on transfer. There are no outstanding or authorised subscriptions, options, warrants, calls, rights, commitments, or other agreements of any nature which require MAT to issue any additional share capital or any securities convertible into or evidencing the right to subscribe for any share capital of MAT.

     d. SUBSIDIARIES. Except with respect to MAT, (the wholly owned subsidiary of MIS), the Companies have no subsidiaries, domestic or foreign, or any other interest in the share capital of any other corporation, or interest in any partnership, association (other than the Retail Motor Industry Federation), business trust, other business entity or joint venture.

     e. NO CONFLICT. Neither the execution and delivery by the Seller of this Agreement or any of the Ancillary Agreements nor the performance by the Seller of his obligations hereunder or thereunder will, nor with the giving of notice or the lapse of time or both, would:

          i. conflict with or result in a breach of or constitute a default under any provision of the respective memoranda and articles of association of the Companies or any contract, indenture, lease, sublease, loan agreement or other agreement to which either of the Companies is a party;

          ii. breach any order, injunction, decree, law, statute, rule or regulation applicable to the Seller or to either of the Companies in any jurisdiction; or

          iii. result in the creation or imposition of any lien, claim, restriction, charge or encumbrance upon the Shares, the MAT Shares or any of the assets or properties of the Companies or result in any other liability relating to the Shares, the MAT Shares or the business, assets or properties of the Companies.

     f.   ENVIRONMENTAL.

          i. The Companies comply and have at all times complied with all Environmental Laws and Environmental Licences.

          ii. There are no circumstances entitling any Environmental Licence to be revoked, suspended, amended, varied, withdrawn or not renewed or which would prevent compliance with any Environmental Licence.

          iii. The Companies are not and are not likely to be required by an Environmental Licence or any Environmental Law or as the result of any Environmental Claim to incur any expenditure or to desist from taking any


                                      -4-
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               action which might have a material adverse effect on either of the Companies' financial condition.

          iv. No Environmental Claim has been made or threatened or is likely to be made or threatened against either of the Companies or any of their directors, secretaries or senior employees or any occupier of the property leased, occupied or controlled by either of the Companies (the "Property") and so far as the Seller is aware neither of the Companies nor any of their respective officers have or is likely to have any liability in relation to Environmental Matters. Neither of the Companies have at any time owned or occupied any property other than the Property.

          v. No Relevant Substance has been disposed of, kept, transported, used, collected, sorted or produced at any time on, to or from the Property or controlled by either of the Companies as a result of or in connection with that Companies' activities in circumstances, and there is nothing arising out of the business of the Companies, which could result in an Environmental Claim against either of the Companies or which would have a material adverse effect on the use or value of any property of the Companies.

     Notwithstanding any other provisions of this Agreement, for purposes of this Clause 4(f), the following terms have the following meanings:

     "ENVIRONMENT" means the environment as defined in section 1(2) of the Environmental Protection Act 1990;

     "ENVIRONMENTAL CLAIM" means any claim, prosecution, demand, voluntary action approved by the Environment Agency pursuant to section 78H of the Environmental Protection Act 1990 (as inserted by section 57 of the Environment Act 1995, other action, investigation, official warning, abatement or other order or notice (conditional or otherwise), relating to Environmental Matters or requiring compliance with the terms of any Environmental Licence or Environmental Law or arising as a result of any Environmental Law;

     "ENVIRONMENTAL LAW" includes:

          all laws (including the provisions of section 57 of the Environment Act 1995 and the draft circular on contaminated land and draft regulations dated September 1999, applicable to the Companies at the date of this Agreement (to the extent that such section and draft circular are subsequently brought into force and provided that the liability of the Seller shall be no greater than if such provisions were currently and remained in force in such form));

          all statutes, rules, regulations, treaties, directives, directions, by-laws, codes of practice, circulars, guidance notes, orders, notices and demands; and

          all decisions of the courts or of any governmental authority, agency, regulatory body or any other body or person whatsoever,


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     in each case relating to Environmental Matters applicable to the Companies and/or the business of the Companies;

     "ENVIRONMENTAL LICENCE" means any permit, licence, authorisation, consent or other approval required at any time by the Companies or in relation to the business carried on by the Companies pursuant to any Environmental Law;

     "ENVIRONMENTAL MATTERS" includes:

          any generation, deposit, disposal, keeping, treatment, transportation, transmission, handling or manufacture of any Relevant Substance;

          any nuisance, noise, defective premises and health and safety at work or elsewhere; and

          the pollution, contamination, conservation or protection of the Environment whether relating to land, water, air, man or any living organisms supported by the Environment or to natural resources or any other matter whatsoever affecting the Environment or any part of it.

     "RELEVANT SUBSTANCE" means any substance whatsoever (whether in a solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any other substance) or waste (as defined in the Environmental Protection Act 1990) which is capable of causing harm to man or any other living organism supported by the Environment or damaging the Environment or public health or welfare;

g. CONSENT. All consents, approvals, filings or registrations with or agreement of any person, party, court, entity, or government agency, including, without limitation, all Environmental Licenses, required to be obtained by the Seller in connection with the execution and delivery of this Agreement or any of the Ancillary Agreements executed in connection herewith or by the Seller or by either of the Companies in connection with the completion of the transactions contemplated hereby or thereby, have been obtained by the Seller.

h.   ASSETS.

     i. Tangible Assets - The Companies own, free and clear of any liens, claims, encumbrances, or rights of others, all of the machinery, equipment, tools, furniture, fixtures, supplies, inventory, vehicles and other tangible personal property and assets reflected in the Accounts and Management Accounts (as hereinafter defined) ("Tangible Assets"). A list of all Tangible Assets of the Companies, and the locations thereof including accurate particulars of all hire - purchase, conditional sale, leasing or rental agreements ("Hire Agreements") is set out in the Disclosure Letter with specific reference to this Clause 4(h)(i). All such assets are in good repair and adequate for the purposes for which they are used or intended and comply with appropriate safety regulations, except for minor defects and reasonable wear and tear. Neither the Seller nor any other person or entity directly or indirectly owns or controls any assets or properties which are necessary or material to the respective business or operations of the Companies.

     ii. There has been no exercise or purported exercise of any claim, mortgage, lien, pledge, charge, encumbrance, equity, hypothecation, right of preemption or other security interest or any other restriction or right exercisable by, or in favour of, any third party (or an agreement or commitment to create any of them) ("Security Interest") over any of the Tangible Assets or other assets of the Companies and there is no dispute directly or indirectly relating to any such assets.

     iii. With respect to any Hire Agreements:

          (1) the amount of the last rental specified in the Disclosure Letter with specific reference to this Clause 4(h)(iii) to be payable by the Companies is the amount currently payable under such hirepurchase, conditional sale, leasing or rental agreement having regard to all its terms, and at the date of this Agreement no circumstance exists by virtue of which the lessor or the owner is or might be entitled to require an upward adjustment to the rental or to payments at a future date under the relevant agreement at above the last rental specified in the Disclosure Letter with specific reference to this Clause 4(h)(iii);

          (2) No circumstances have occurred which would entitle the lessor or the owner to terminate any Hire Agreement and no circumstances have occurred which constitute an event of default under any Hire Agreement; and

          (3) no inquiry or investigation is being conducted by the Inland Revenue concerning the availability to the lessor of capital allowances in respect of any of the items referred to in the Disclosure Letter with specific reference to this Clause 4(h)(iii).

     iv. The Companies own no freehold property. The Disclosure Letter contains a description of all real property leases and subleases (written or oral) to which either of the Companies is a party with specific reference to Clause 4(h)(iv). The leases and subleases referred to above are valid, binding and enforceable against the Companies in accordance with their terms, and neither of the Companies is and, to the knowledge of the Seller, no other party is, in default thereunder. The Companies have not waived any material rights under any such leases or subleases. The transactions contemplated by this Agreement will not affect or impair the terms, validity or enforceability of any of such leases or subleases.

i. STOCK. At Completion the Seller shall deliver to the Purchaser a schedule setting out all work-in-progress and finished goods ("Stock") of the Companies as of November 30, 1999. All Stock is good and saleable in the ordinary course of business and no material portion thereof is obsolete and all such inventory is fairly reflected on the Balance Sheet.

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j. EMPLOYEE RELATIONS.

     i. No employees of the Companies are currently or have in the past been represented by any trade union during their period of employment by the Companies. Neither of the Companies is nor has ever been party to any collective bargaining agreement, and, to the best of Seller's knowledge, there is no threatened dispute between the Companies and any trade unions or otherwise with respect to the employees of the Companies.

     ii. There has been no strike, dispute, slowdown, or work stoppage nor are any of the above actually pending or, to the best of Seller's knowledge, threatened against or affecting either of the Companies.

     iii. No grievance or arbitration proceeding is pending and no claim therefor has been asserted against either of the Companies.

     iv. Neither of the Companies is involved in any dispute with any of their respective employees affected by (or in any negotiation under or affected by) the Employment Rights Act 1996 ("ERA"), the Equal Pay Act 1970, the Sex Discrimination Acts 1975 and 1986, the Race Relations Act 1976, the Disability Discrimination Act 1995 and the Trade Union and Labour Relations (Consolidation) Act 1992 and, so far as the Seller is aware, there are no present circumstances which are likely to give rise to any such dispute.

     v. Within the period of one year preceding the date of this Agreement, neither of the Companies has given notice of any redundancies to the Secretary of State for Employment or started consultations with any independent trade union or unions under Part XI ERA and neither of the Companies has failed to comply with any obligation under such Part XI; and neither of the Companies has been a party to any relevant transfer as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981 (as amended) and the Companies have not failed to comply with any duty to inform and consult any independent trade union.

     vi. All employees of the Companies together with an accurate description of their duties and job titles and current rates of all forms of remuneration and all sales representatives and distributors of the Companies together with their locations and descriptions of their territory and product lines and current rates of all forms of remuneration are set out in the Disclosure Letter with specific reference to this Clause 4(j)(vi). The Disclosure Letter also contains details of all directors and the secretaries of the Companies with specific reference to this Clause 4(j)(vi) and their current rates of all forms of remuneration.

     vii. The Companies are in material compliance with all laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and are not engaged in any unfair labour practice, and there are no arrears in the payment of wages.

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     viii. True and accurate copies of all contracts of employment between the
          Companies and their respective employees and of any agreements or contracts relating to the provision of consultancy services have been provided to the Purchaser.

     ix. No gratuitous payment has been made or promised by either of the Companies in connection with the actual or proposed termination, breach, suspension or variation of any employment or engagement of any present or former director, officer or employee or consultant; and there is no outstanding obligation or ex gratia arrangement for either of the Companies to pay any compensation to any present or former director, officer, employee or consultant.

     x There are no training schemes arrangements or proposals in existence nor have there been any such schemes or arrangements at any material time in the past in respect of which a levy may become payable by either of the Companies under the Industrial Training Act 1982.

k. LITIGATION. There are no court proceedings, or administrative, arbitration or other proceedings or governmental investigations (i) pending to which the Seller or either of the Companies are parties or (ii) to the best knowledge of the Seller, threatened against either of the Companies, with respect to any of the transactions contemplated hereby or that would, singly or in the aggregate, have any material adverse effect on the business, assets or financial condition of either of the Companies, or which would impair or prevent the completion of any of the transactions contemplated hereunder and, to the knowledge of the Seller, there exists no basis or grounds for any of the foregoing. There is no outstanding order, judgment or decree of any court or any governmental agency, authority or body against either of the Companies or any person for whose acts the Company may be vicariously liable.

l. ACCOUNTS. The Seller has delivered to the Purchaser unaudited management accounts for each of the Companies dated November 30, 1999 ( collectively the "Management Accounts"). Seller has also delivered to Purchaser audited accounts prepared in accordance with generally accepted accounting principles in the United Kingdom of MIS and, on a consolidated basis, for MIS and MAT (collectively, the "Accounts") for the financial year ended April 30, 1999 (the "Accounts Date").

     i.   GENERAL. The Accounts:

          (1)  comply with the requirements of the Companies Act 1985;

          (2) comply with all current statements of standard accounting practice and financial reporting standards applicable to a company incorporated in the United Kingdom and have been prepared in accordance with the historical cost convention, on a recognised and consistent basis and on the same basis and in accordance with the same accounting policies as the corresponding accounts for all preceding financial years;


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          (3)  give a true and fair view of: the state of affairs of each of the
               Companies on the Accounts Date; the assets and liabilities of each of the Companies as of the Accounts Date and the profit or losses of the Companies for the financial year ended on that date and have not been affected by any unusual, extraordinary, exceptional or non-recurring items;

          (4)  are accurate in all material respects; and

          (5) make full provision for all established liabilities and make proper provision for (or contain a note in accordance with good accounting practice and generally accepted accounting principles applicable in the United Kingdom) all deferred or contingent liabilities (whether liquidated or unliquidated) at the Accounts Date, including for the cessation or diminution of any part of the Companies' business, closure costs and deferred taxation, provided that (without limitation) where provision for deferred taxation is not made in the Accounts, details of all or any deferred taxation liability have been disclosed to the Purchaser.

     ii.  STOCK AND WORK-IN-PROGRESS. Without limiting Clause 4(h)(i):

          (1) proper provision has been made in the Accounts: (i) for depreciation of assets; (ii) in valuing work-in-progress and stock, for any foreseeable losses which may arise on completion or realisation; (iii) for any foreseeable liabilities in relation to the disposal of any assets or the cessation or diminution of any part of the business of the Companies or closures; (iv) for bad or doubtful debts; and (v) for the future cost (calculated on an actuarial basis) of any unfunded commitments under all pension schemes (if any) involving the Companies; and

          (2) stock and work-in-progress have been valued in the Accounts at the lower of cost and net realisable value.

     iii. FIXED ASSETS. The value of the fixed assets shown in the Accounts did not exceed their market value at the Accounts Date.

     iv. AUDITED ACCOUNTS FOR PREVIOUS FINANCIAL PERIODS. The results shown by the audited accounts for each of the financial periods of the Companies preceding the financial year ended on the Accounts Date were not (save as disclosed therein) affected by any extraordinary, exceptional or non-recurring item or by any other factor rendering such results for all or any part of such periods unusually high or low.

     v. ACCOUNTING RECORDS OF THE COMPANIES. The accounting records of the Companies have been properly written up on a consistent basis and accurately present and reflect, in accordance with generally accepted accounting principles and standards, all the transactions to which either of the Companies has been a party and contain accurate details of the business activities of the Companies and of all matters required by the Companies Act 1985 to be entered in them.

     vi.  MANAGEMENT ACCOUNTS:

          (1) have been prepared on a prudent basis consistent with the Accounts;

          (2)  accord with the books and accounts of the respective Companies;
               and

          (3) fairly and properly reflect the financial operations of the business of the Companies for the period to which they respectively relate.

     vii. REPORTS BY FINANCIAL OR MANAGEMENT CONSULTANTS. There have been no reports concerning the Companies by accountants or by financial or management consultants since incorporation.

     viii. FACTORING OR DISCOUNTING OF DEBTS. Neither of the Companies have factored or discounted any of their debts or engaged in financing of a type which would not require to be shown or reflected in the Accounts.

     ix.  DEBTS DUE TO THE COMPANIES.

          (1) All debts (less any specific provision made in the Accounts) due to the Companies included in the Accounts and the Management Accounts and all debts now due to the Companies have either been prior to the date of this Agreement realised or will within 12 months after such date realise their full amount in cash.

          (2) The Seller does not nor any person connected with the Seller (within the meaning of section 839 Income and Corporation Taxes Act 1988) owes any amount to either of the Companies.

m. ABSENCE OF CHANGES. Since the date of the Management Accounts there has not been:

     i. any change (individually or in the aggregate) in the contingent obligations of the Companies by way of guarantee, endorsement, indemnity, warranty, or otherwise;

     ii. any damage, destruction, or loss, whether or not covered by insurance, materially and adversely affecting the properties or business of the Companies;

     iii. any waiver or compromise by the Companies of a valuable right or of a material debt owed to it;

     iv. any loans made by the Companies to its employees, officers, or directors other than travel advances made in the ordinary course of business;

     v. any material increases in the compensation of or bonuses paid to any of the Companies' employees, officers, or directors;

     vi. any declaration or payment of any dividend or other distribution of the assets of the Companies;

     vii. any redemption, issue or sale by the Companies of any share capital or any securities convertible into such share capital or any options, warrants, pre-emptive rights or other rights to purchase or acquire any such securities or share capital; or

     viii. any other event or condition of any nature that has affected or could affect, materially or adversely, the Companies' business or property taken as a whole.

n. COMPLIANCE. Except as set out in the Disclosure Letter with specific reference to this Clause 4(n), at all times prior to the date hereof the Companies have, in all material respects, complied with and have not committed any material breach of, any laws, regulations or orders applicable to the Companies' business and the Companies have all permits, registrations, approvals and licenses required thereby and neither of the Companies nor the Seller has received any notice of any failure so to comply or of any such breach. All such permits, registrations, approvals and licenses are valid and in full force and effect and not subject to revocation or limitation by virtue of any misleading or untrue statement, or of any omission, made in the course of securing the same. There is no term or provision of any mortgage, indenture, contract, agreement or instrument to which either of the Companies is a party or by which either of the Companies is bound or of any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding upon either of the Companies, which materially adversely affects the Companies' business in a manner which is materially different from such effects on entities in the same or similar business as the Companies.

o. INSURANCE. The Companies have adequate insurance covering all aspects of their business and operations and all of their tangible assets and have effected all insurance required by law to be effected by them. The Companies have insurance in at least such amounts and insure against at least such risks as are generally insured against by companies engaged in the same or a similar business. The Companies have not been refused any insurance during the last three years and, the Companies are in compliance with all requirements of the policies under which they are currently insured. Neither of Companies has received any notice or other written communication from any issuer of its current insurance policies canceling or materially amending any of its current insurance policies, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder, and, to the best knowledge of the Seller, no such cancellation, amendment or increase of the deductibles, retained amount or premiums is threatened. In the event of any loss or damage, the proceeds of, or any claims for loss payable under, any insurance policy with respect thereto shall be held by the Companies in trust to repair, replace, or restore such lost or damaged assets and to restore the Companies' business to its former condition. A list and brief description of all policies of insurance related to the properties or assets of the Companies (showing the name of insurer and type of insurance) maintained by the Companies are set out in the Disclosure Letter with specific reference to this Clause 4(o).

p. NO BROKER. No agent, broker, person or firm acting on behalf of the Seller or the Companies or under their authority is or will be entitled to a financial advisory fee, brokerage commission, finder's fee or like payment in connection with any of the transactions contemplated hereby other than Mark Rayner and/or Pall Mall Capital Partners whose fees or commissions shall be paid by the Seller.

q. PENSIONS. The Companies do not make and are not obliged to make contributions to any written or oral:

     i.   pension, life assurance or profit sharing plan;

     ii. employee share ownership, share option scheme, share purchase plan or profit sharing bonus or other incentive scheme;

     iii. medical, healthcare, life, disability or other similar plan;

     iv.  bonus or incentive scheme;

     v. severance or vacation pay (in each case, except as set out in service agreements disclosed to the Purchaser or as provided by law) or scholarship, legal services, educational assistance, or dependent care plan, programme, policy, or practice;

     vi.  retirement, death benefit or other fringe benefit plan; or

     vii. any other employee benefit plan, program, policy or practice of any kind.

r. CONTRACTS. There is attached to the Disclosure Letter with specific reference to this Clause 4(r) a list of those contracts and agreements, oral and written, (other than contracts of employment or consultancy agreements disclosed pursuant to Clause 4(j)(viii)) to which either of the Companies is a party or under which either of the Companies is obliged:

     i. which involve or may involve, future expenditures or obligations on the part of either of the Companies in excess of (pound)10,000,

     ii.  which have a term of more than one year,

     iii. which, without regard to monetary amount or period of time, were entered into other than in the ordinary course of business,

     iv. to which the Seller, or any person connected with the Seller (within the meaning of Section 839 Income and Corporation Taxes Act), directly or indirectly, is also a party, or in which the Seller or any associate of the Seller has an interest,

     v. under which either of the Companies is in default or may be in default due to the completion of the transactions contemplated hereby,

     vi. which require prior approval in connection with a change in control of the Companies, or

     vii. which involve the licensing by or to either of the Companies of any copyright, software or technology which is necessary for the conduct of, or material to, the business of the Companies.

     As to agreements required to be disclosed, a true and complete copy of each such written agreement and a true and complete summary of each such oral agreement has been furnished to the Purchaser. Each contract set out in the Disclosure Letter is in full force and effect and constitutes the valid, legal and binding obligations of the Companies and the other parties to it enforceable by and against the Companies in accordance with its terms; to the best of the Seller's knowledge, no party thereto is in default (and no event has occurred which with notice or lapse of time or both would become a default) or has an accrued right of termination thereunder; and no such contract requiring the purchase by either of the Companies of properties or services is for a quantity in excess of the normal requirements of the Companies' business or at a price in excess of the generally prevailing price for the item to be purchased at the time such contract was entered into.

s. DISCLOSURE. Neither this Agreement nor any Ancillary Agreement contains or will contain any untrue statement of any material fact or omits to state a material fact necessary to make the statements herein or therein, when taken as a whole, not misleading.

t. SUFFICIENCY OF ASSETS. The Companies either own outright, or possess valid and enforceable licenses, leases or other rights to use, all of the material assets, properties and rights, real or personal, tangible or intangible, including without limitation, Intellectual Property necessary or material to conduct their business as presently conducted.

u. MARKETING RESTRICTIONS. The Companies are not restricted from carrying out their business and operations anywhere in the world by any agreement, license or by court decree in any action to which either of the Companies was or is a party.

v. CUSTOMERS. There are no pending or threatened disputes of a material nature with customers of the Companies, nor, to the best of the Seller's knowledge, are present customers of the Companies intending to cease doing business with the Companies. The Companies have not received any notice that any customer is dissatisfied with, or has refused to pay for, services performed by the Companies. A true, correct and complete list of the names and addresses of all customers currently receiving or under contract for services in excess of(pound)5,000 from the Companies is set out in the Disclosure Letter with specific reference to this Clause 4(v).

w. PRODUCT OR SERVICE WARRANTIES. The Companies have not given any third party any express written or oral product or service warranties relating to products produced, sold, delivered or serviced or services provided by the Companies. The Companies have not sold any products or performed any services which fail to comply with any warranty given by the Companies with respect to such products or services.

x. ABSENCE OF UNDISCLOSED LIABILITIES. Except to the extent reflected or reserved against in the Accounts, there are no material liabilities or obligations of the Companies or related to their business or operations, of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, other than liabilities which have been incurred in the ordinary course of business and which are not material in relation to the business of the Companies.

y. INTELLECTUAL PROPERTY. For the purpose of this Agreement "Intellectual Property" means all items of intangible property owned by or used in connection with the business of the Companies, including but not limited to software, trade secrets, know-how, data, technical specifications, drawings, any other proprietary information, patents, trade names, trademarks, service marks, copyrights, designs and design rights, and registrations or applications for any of the foregoing. A true, correct and complete list of all Intellectual Property of which the Companies are or have applied to be registered as proprietor or user are attached to the Disclosure Letter with specific reference to this Clause 4(y). A true, correct and complete list of all licences or similar agreements or arrangements to which either of the Companies is a party (but excluding any standard form "shrink wrap" licenses), either as licensee or licensor, with respect to any Intellectual Property is also set out in the Disclosure Letter with specific references to this Clause 4(y).

     i. The Companies are the legal and beneficial owners of all right, title and interest in and to the Intellectual Property of the Companies, free and clear of all liens, Security Interests, charges, or encumbrances or other adverse claim.

     ii. the Companies have and following Completion shall continue to have the right and authority, to use all Intellectual Property currently used by them in connection with the conduct of their business in substantially the same manner as presently conducted, and such use does not conflict with, infringe upon or breach any rights of any other person, corporation or entity.

     iii. Neither of the Companies is infringing upon any trade secret, copyright or other proprietary right of a third party in the conduct of their business and the Companies have not received notice of, and the Seller does not have any knowledge of any basis for, any litigation or threatened claim, interference action or other judicial or adversarial proceeding against either of the Companies that any of the operations, activities, products, services or publications of the Companies infringe or will infringe any patent, trademark, design registration, service mark, trade name, copyright, trade secret or other proprietary right of a third party, or that either of the Companies is illegally or otherwise using the trade secrets, data, technical specifications, drawings, formulae or proprietary rights of others.

     iv. No Intellectual Property used by the Companies in their business is owned by or held in the name of the Seller or any present or former employee of or consultant to either of the Companies.

     v. There are no outstanding nor, to the best knowledge of the Seller, are there any threatened disputes or other disagreements with respect to any licenses or similar agreements or arrangements described in the Disclosure Letter with specific reference to this Clause 4(y) or with respect to infringement by a third party of any of the Intellectual Property.

     vi. The Intellectual Property owned or licensed by the Companies is sufficient to conduct and continue conducting the Companies' business in substantially the same manner as presently conducted and the termination of any licence agreement will not prevent the Companies from continuing to conduct their business in substantially the same manner as presently conducted.

     vii. The Companies have taken all steps reasonably necessary to protect their continuing right, title and interest in and to the Intellectual Property currently used by them in their business or in which they otherwise have any right and their continued use of such Intellectual Property.

     viii. The Seller has no knowledge that any third party is infringing upon or otherwise violating or will threaten to infringe upon or otherwise breach any of the Intellectual Property in which the Companies have ownership rights.

     ix. Nothing in the Basic Agreement by and between Olyslager Organisation B.V. and MIS dated October 15, 1997 nor the Licence Agreement by and between Olyslager Organisation B.V. and MIS dated April 24, 1998, shall prevent the Companies from obtaining data, technical specifications or automotive repair specifications from any third party or will otherwise restrict the Companies from continuing to conduct their business as heretofore conducted or as planned to be conducted by the Purchaser (to the extent that the Purchaser has notified its plans in a letter dated 22 December 1999 from the Purchaser to the Seller) prior to and after termination of such agreements.

z. REBATES AND PREPAYMENTS. The Companies have not made any commitment to grant any rebates or discounts to their customers other than as normal and ordinary trade terms to encourage early payment by customers. Set out in the Disclosure Letter with specific reference to Clause 4(z) is a list of all prepayments or deposits received by the Companies from customers for services to be performed after the Completion Date other than annual subscriptions paid by customers to the Companies in the ordinary course of business.

aa.  BANKS AND INDEBTEDNESS. A complete list of:

     i. All instruments, agreements or arrangements pursuant to which either of the Companies has currently borrowed or is able to borrow any money, incurred any indebtedness as of the date hereof or can incur any indebtedness, guaranteed any liability as of the date hereof, or established any line of credit or other banking arrangement;

     ii. All obligations of the Companies which are personally guaranteed by any of the officers of either of the Companies;

     iii. Each bank in which the Companies have an account or safe deposit box, the names of all persons authorised to draw thereon or have access thereto and the balance on each account as of the close of business on the day which is one day prior to the Completion Date; and

     iv. The names of each person holding a power of attorney from the Companies is set out in the Disclosure Letter with specific reference to this Clause 4(aa). Since the date of each balance referred to in Clause 4(aa)(iii), no payment out of any such account has been made, except in the ordinary course, and the present balances are not substantially different from those shown in the Disclosure Letter.

bb. SECURITY INTERESTS AND OVERDRAFT AND OTHER FACILITIES. In relation to the Security Interests (as defined in Clause 4(h)(ii)) to which any of the Companies' assets are subject and all overdraft, loan and other financial and leasing facilities available to the Companies:

     i. full details thereof and true and correct copies of all documents relating thereto have been disclosed to the Purchaser;

     ii. there has been no contravention of, or non-compliance with, any provision of any such document;

     iii. no steps for the enforcement of any Security Interest have been taken or threatened;

     iv. there has not been any alteration in the terms and conditions of any of such arrangements or facilities, all of which are in full force and effect;

     v. nothing has been done or omitted to be done whereby the continuance of any of such arrangements and facilities in full force and effect might be affected or prejudiced; and

     vi. none of such arrangements is dependent on the guarantee of a third party.

cc.  BANK FACILITIES AND BORROWINGS OF THE COMPANIES

     The total amount borrowed by the Companies:

     i. from bank(s) does not exceed any applicable facility or overdraft limits; or

     ii. from whatsoever source does not exceed any limitation on borrowing contained in the articles of association of either of the Companies or any debenture or loan instrument or other deed or document binding on the Companies.

     iii. No event has occurred or been alleged which is or, with the passage of time and/or the giving of any notice, certificate, declaration or demand, would become an event of default under, or a breach of any of, the terms of any loan capital, borrowing, debenture or financial facility of or relating to either of the Companies or would entitle any third party to call for repayment prior to normal maturity.

dd. MINUTE AND REGISTER OF MEMBERS. All material corporate action which has heretofore been taken by the respective shareholders and boards of directors of the Companies (and committees thereof) is properly recorded in the respective minutes of the Companies. Complete and accurate records with respect to the issue, transfer, redemption or cancellation of all shares of the Companies are contained in the respective statutory books of the Companies.

ee. POWERS OF ATTORNEY AND SURETYSHIPS. Neither of the Companies have any general or special powers of attorney outstanding (whether as grantor or grantee) and have no obligation or liability or indemnity (whether actual, accrued, contingent or otherwise) as guarantor, surety, co-signor, endorser, or as a party to any partnership, joint venture, association, organisation or other entity, except as signatory or grantor of cheques or letters of credit, respectively, signed or granted in the ordinary course of business.

ff. OBLIGATIONS TO OR FROM AFFILIATES. A true and complete description of each material transaction conducted or completed, in whole or in part, between either of the Companies (on the one hand) and (on the other hand) any officer or director of the Companies (including the Seller), or any Affiliate (as defined below), of any such person is set out in the Disclosure Letter with specific reference to this Clause 4(ff). Each transaction heretofore between either of the Companies and either of the Companies' officers or directors or any Affiliate of any such officer or director has been conducted on an arm's-length basis on terms no more favorable than would be obtained if the transaction had been between either of the Companies and an unrelated party. Except for debts or other outstanding obligations reflected on the Accounts or the Management Accounts, there are no debts or other obligations of either of the Companies to, or to either of the Companies from, any officer or director (including the Seller), or any Affiliate of such officer or director. As used herein, an "Affiliate" of an officer or director means the parent, sibling or child of any such person or, in each case, the spouse of such person or family member of such person or any entity in which such person or any such family member is an officer or owner of more than five percent of beneficial interest in the entity's outstanding share capital.

gg. YEAR 2000. Full details are set out in the Disclosure Letter with specific reference to this Clause 4(gg) of all work undertaken by or on behalf of either of the Companies as to whether any of the computer software, computer firmware, computer hardware (whether general or special purpose), and other similar or related items of automated, computerised, and/or software systems that are used in the conduct of the Companies' business or relied upon in the conduct of the Companies' business (the "Computer Systems") will malfunction, cease to function, generate incorrect data, or produce incorrect results when processing, providing and/or receiving (i) date-related data into and between the twentieth and twenty-first centuries and during the years 1999 and 2000, including leap year calculations (the "Year 2000 Problem"). Neither of the Companies have any contracts with, or commitments to, any third party with respect to their Computer Systems relating to the Year 2000 Problem, and the Seller is not aware of any expense that either of the Companies will incur in connection with the resolution of any Year 2000 Problem. The Seller is not aware of inabilities on the part of suppliers, customers or service providers with which the Companies transact business to promptly remedy their own deficiencies in respect of the Year 2000 Problem.

hh.  INFORMATION TECHNOLOGY (INCLUDING COMPUTER HARDWARE AND SOFTWARE)

     i.   DATA PROTECTION

          The Companies have not received notice or allegation from either the Data Protection Registrar or a data subject alleging non-compliance with the data protection principles or any other provisions of the Data Protection Acts 1984 and 1998, including without limitation, those prohibiting the transfer of data to a place outside the United Kingdom.

     ii.  COMPUTER HARDWARE AND SYSTEMS USED BY THE COMPANIES

          Details of any computer hardware and systems used by the Companies (and any related third party support or maintenance agreement or arrangements) which do not comprise a network of linked workstations or personal computers of a type generally available to the public are set out in the Disclosure Letter with specific reference to this Clause 4(hh)(ii).

     iii. COMPUTER SOFTWARE USED BY THE COMPANIES

          The Companies do not use any computer software other than standard off the shelf packages generally available to the public ("Standard Software") and no Standard Software used by the Companies has been materially modified.

          The Companies possesses all necessary licences with respect to their use of Standard Software and no licence terms have been breached.

     iv.  DATA STORAGE, BACK-UP AND SYSTEM BREAKDOWNS

          The Companies have exclusive ownership (free of any lien or other third party rights) of and direct control of and access to:

          aa.  all documents of title relating to their assets;

          bb. all subsisting written agreements to which either of them is a party;

          cc. all records, systems, data and information held by either of them or on their behalf which are recorded, maintained, stored or otherwise wholly or partly dependent on any system (including, without limitation, any electronic, mechanical or photographic process whether computerised or not) whether operated by the Company or not).

          No disclosure has been made to any person other than the Purchaser of any of the commercial and industrial know-how of the financial or trade secrets of the Company except properly and in the ordinary course of business and on the footing that such disclosure is to be treated as being of a conditional nature.

          In the year immediately preceding the date of this Agreement the Companies have not suffered any failures or breakdowns of any of the Computer Systems which have resulted in significant or repeated disruption or loss.

          The Computer Systems are not shared with any other person and there are in existence no agreements or arrangements (binding or otherwise) for any other person to share or to have access to or use of the Computer Systems and the Computer Systems are not wholly or partly dependent upon any facilities not under the exclusive ownership or control of the Companies.

     v.   SUPPORT AND MAINTENANCE

          The employees of the Companies include a sufficient number who have the requisite knowledge and experience to ensure the proper operation of the Computer Systems.

          The Companies either have in their possession or are entitled to have immediate access to (in the event of the insolvency or breach of contract of the supplier or maintainer thereof), the source codes to all material items of computer software forming part of the Computer Systems, such source codes being, so far as the Companies are aware, sufficient to enable a reasonably skilled programmer to amend, enhance and maintain the software in question.

     vi.  DATA SECURITY

          The Companies have taken reasonable and prudent precautions to preserve the availability, confidentiality, security and integrity of data held or transmitted by the Computer Systems (including without limitation) the use of virus checking software, password protection procedures and the taking and storing of back-up copies of data both on and off site at least once every 24 hours.

ii. GRANTS, SUBSIDIES OR OTHER FINANCIAL ASSISTANCE IN FAVOUR OF THE COMPANIES. The Companies have not received any grant or subsidy or other financial assistance from any governmental or quasi-governmental or other body or authority other than under the Department of Trade and Industry's Loan Guarantee Scheme to the extent that details of any such grant are set out in the Disclosure Letter with specific reference to this Clause 4(ii).

jj. THE CONSUMER CREDIT ACT OF 1974. No loan has been made by the Companies in breach of the Consumer Credit Act 1974 and the Companies do not require a license under the Consumer Credit Act 1974 in relation to their business.

5.   REPRESENTATION AND WARRANTIES OF THE PURCHASER.

          The Purchaser represents to the Seller as follows:

a. ORGANISATION AND GOOD STANDING. The Purchaser is a corporation duly incorporated organised, validly existing and in good standing under the laws of the Commonwealth of Massachusetts.

b. AUTHORITY. The Purchaser has the corporate power and authority to enter into and perform this Agreement and to complete the transactions contemplated hereby.

c. NO CONFLICT. Neither the execution and delivery by the Purchaser of this Agreement nor the performance by the Purchaser of its obligations hereunder will, nor with the giving of notice or the lapse of time or both, would (i) conflict with or result in a breach of or constitute a default under any provision of the charter or by-laws of the Purchaser; or (ii) breach any order, injunction, decree, law, statute, rule or regulation applicable to the Purchaser in any jurisdiction.

d. CONSENT. All consents, approvals, filings or registrations with or agreement of any person, party, court, entity, or government agency, required to be obtained by the Purchaser in connection with the execution and delivery of this Agreement or in connection with the completion of the transactions contemplated hereby, have been or will, prior to the Completion Date, be obtained by the Purchaser.

e. LITIGATION. There are no court proceedings, actions, or administrative, arbitration or other proceedings or governmental investigations, pending or, to the best knowledge of the Purchaser, threatened, against the Purchaser, with respect to any of the transactions contemplated hereby or that would, singly or in the aggregate, have any material adverse effect on the business, operations, assets or financial condition or prospects of the Purchaser, or which would impair or prevent the completion of any of the transactions contemplated hereunder.

f.   GENRAD SHARES

     i. The issuance of the GenRad Shares has been duly authorised by all necessary corporate action. When issued, the GenRad Shares will be duly authorised, validly issued, fully paid and non-assessable.

     ii. The GenRad Shares when issued to the Seller shall be free and clear of any pledge, lien, charge, encumbrance, security interest or other claim.

g.   CAPITALISATION OF THE PURCHASER

     i. The GenRad Shares are duly authorised, validly, issued, fully paid and are free and clear of all rights, title and interests of all persons other than the Seller and are subject to no restrictions on transfer except as otherwise set out in this Agreement.

     ii. The common stock of the Purchaser is currently traded on the New York Stock Exchange. The Purchaser has delivered to the Seller copies of its most recent 10-K, Form 10-Q and Form 8-K (if any) filings with the Commission (as hereinafter defined) and its most recent Proxy Statement and as of their respective dates, these documents did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

     iii. Since the date of the Purchaser's most recent 10-K, to the knowledge of the Purchaser, there has not been any material adverse change in the financial condition or business of the Purchaser which was required to be disclosed in a filing under the Securities Act of 1934, as amended (other than as previously disclosed) which filing was required to be filed on or before the date hereof.

     iv. The Purchaser is eligible to use Form S-3 under the Act for the registration of the GenRad Shares.

6.   REGISTRATION OF THE GENRAD SHARES.

a. Immediately following Completion, the Purchaser will use its best endeavors to register for resale on Form S-3 the GenRad Shares (the "Registration Statement") with the United States Securities and Exchange Commission (the "Commission") and to list such shares on the New York Stock Exchange (the "Registration"). Any offering of the GenRad Shares under the Registration Statement shall not be underwritten.

b. The Purchaser shall its best endeavors to cause the S-3 Registration Statement to remain effective until the first to occur of 24 months from Completion or such earlier date on which all GenRad Shares are sold.

d. In the event that (i) the Purchaser is engaged or has fixed plans to engage in an underwritten public offering of GenRad Common Stock registered under the Act or (ii) the Purchaser is engaged in any activity or transaction or preparations or negotiations for any activity or transaction that the Purchaser desires to keep confidential for valid business reasons and the Purchaser determines in good faith that the public disclosure requirements imposed on the Purchaser under the Act in connection with the Registration would require disclosure of such activity, transaction, preparation or negotiations, the Purchaser may, by written notice to the Seller, (A) delay the filing or effectiveness of the Registration Statement for up to a total of ninety (90) days or (B) suspend, for up to ninety (90) days, the Registration after effectiveness and require that the Seller immediately cease sales of shares pursuant to the Registration Statement during such 90 day period.

e. CERTAIN REGISTRATION PROCEDURES. GenRad shall use its best endeavors to carry out the following as expeditiously as possible:

     i. prepare and file with the Commission any amendments and supplements to the Registration Statement and the prospectus included in the Registration Statement as may be necessary to keep the Registration Statement effective for a period of 24 months from Completion or until such earlier date as all GenRad Shares are sold;

     ii. furnish to the Seller such reasonable number of copies of the prospectus included in the Registration Statement, in conformity with the requirements of the Act, and such other documents as the Seller may reasonably request in order to facilitate the public sale or other disposition of the GenRad Shares owned by the Seller;

     iii. register or qualify the GenRad Shares covered by the Registration under the securities or Blue Sky laws of such states of the USA as the Seller shall reasonably request and shall be required under applicable law, and do any and all other acts and things that may be reasonably necessary to enable the Seller to complete the public sale or other disposition in such jurisdictions of the GenRad Shares owned by the Seller, provided, however, that GenRad shall not be required to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction; and

     iv. immediately notify the Seller, at any time when a prospectus contained in the Registration is required to be delivered under the Act, of the happening of any event as a result of which the prospectus contained in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and provide the Seller with revised prospectuses.

f. ALLOCATION OF EXPENSES. GenRad will pay all Registration Expenses (as defined below) for the Registration. For purposes of this Clause 6(f), the term "Registration Expenses" shall mean all expenses incurred by GenRad in preparing and filing the Registration Statement and any amendments thereto, including, without limitation, all registration and filing fees, exchange or New York Stock Exchange listing fees, printing expenses, accounting fees, fees and disbursements of counsel for GenRad, state securities fees and expenses of special audits incident to or required by any such registration, but excluding underwriting discounts and selling commissions relating to the GenRad Shares and fees and disbursements of legal advisers to the Seller.

g. INFORMATION BY SELLER. GenRad shall not be required to include any GenRad Shares in the Registration Statement unless: the Seller furnishes to GenRad in writing such information regarding the Seller and the distribution proposed by the Seller as GenRad may reasonably request in writing in connection with the Registration or as shall be required in connection therewith by the Commission or any state securities law authorities; and

h. NO RIGHTS TO REGISTER STOCK. Except as described in this Clause 6, the Purchaser has no obligation to register any shares of GenRad Common Stock.

i. INDEMNITY. The Purchaser hereby indemnifies the Seller against any loss or damage which may be caused directly or indirectly by any material misstatements or omissions in the Registration Statement (excluding information provided by the Seller).

7. REGULATION S REPRESENTATIONS. The Seller understands and agrees that the GenRad Shares issued pursuant to this Agreement are being issued pursuant to Regulation S, an exemption from registration under the Act and have not been registered under the Act. In connection with the issuance of the GenRad Shares to the Seller, the Seller hereby covenants and agrees with the Purchaser as follows:

a. The Seller is acquiring the GenRad Shares for his own account and not with a view to any distribution in violation of the Act.

b. Each stock certificate representing the GenRad Shares shall bear the following legends until such Shares are registered under the Act:

     "The Shares represented by this certificate are issued pursuant to Regulation S under the Securities Act of 1933 as Amended (the "Act"), and may not be sold, pledged or otherwise transferred without an effective registration under the Act or unless GenRad shall have received an opinion of counsel satisfactory to GenRad that an exemption from registration under such Act is then available. All hedging transactions with respect to the shares represented by this certificate are prohibited unless in compliance with the Act."

     "The GenRad Shares are subject to certain restrictions on resale contained in a certain Share Purchase Agreement dated as of December 22, 1999, a copy of which may be obtained by written request to GenRad."

c. The Seller will not sell the GenRad Shares outside of the United States unless in compliance with Regulation S promulgated under the Act and will not sell the GenRad Shares in the United States or to any U.S. Person (as such terms are defined in Regulation S) except in compliance with the Act (including compliance with the one year distribution compliance period under Regulation S.

d. Notwithstanding the registration of the GenRad Shares pursuant to Clause 6, the Seller shall not sell or otherwise transfer or dispose of more than 50,000 GenRad Shares in any single week during the first ten weeks following the effectiveness of the Registration Statement.

8.   DELIVERIES OF SELLER. The Seller shall deliver the following at Completion:

a. The Shares and the MAT Shares, represented by certificates, together with transfers of the Shares duly executed and completed in favour of the Purchaser.

b. TAXATION DEED. The Taxation Deed duly executed in the Form of EXHIBIT A (the "Taxation Deed").

c. EMPLOYMENT. A duly executed Employment Agreement in the form attached hereto as EXHIBIT B.

d. OPINION OF LEGAL ADVISERS. An opinion, dated the Completion Date, of Mills and Reeve legal advisers for the Seller, in the form of EXHIBIT C.

e. ASSIGNMENTS OF INVENTIONS. Assignments of Inventions duly executed in the form attached hereto as EXHIBIT D1 and D2.

f. ESCROW AGREEMENT. An Escrow Agreement duly executed in the form attached as EXHIBIT E.

g.   STATUTORY RECORDS AND MINUTE BOOKS

     i. All the statutory and minute books of each of the Companies (duly written up to immediately preceding the Completion Date).

     ii.  The common seals (if any) of each of the Companies.

h. DIRECTORS AND SECRETARIES RESIGNATIONS. Written resignations of the directors and officers of the Companies resigning their respective offices.

i. EVIDENCE OF RELEASE OF GUARANTEES. Evidence in a form reasonably satisfactory to the Purchaser that all guarantees given by the Companies in respect of liabilities of:

     i.   the Seller, and

     ii.  any person associated with the Seller have been released.

j. DOCUMENTS AND OTHER ITEMS TO BE MADE AVAILABLE BY THE SELLER. The following documents and other items shall be made available by the Seller for collection immediately following Completion by the Purchaser or its authorised representatives:

     i. All insurance policies, cheque books and unused cheques, paying-in-books and credit or charge cards in the name of the Companies.

     ii. All keys to the Property or any other assets of the Companies held by any of the directors or the officers, including the Seller.

     iii. All assets of the Companies (including motor vehicles together with the keys and registration documents in respect of them) which are not situated at the Property.

9.   DELIVERIES OF PURCHASER. The Purchaser shall deliver the following at
     Completion:

a. OPINION OF COUNSEL. An opinion, dated the Completion Date, and in form and substance satisfactory to the Seller and his legal advisers, of Nutter, McClennen & Fish, counsel for the Purchaser, in the form of EXHIBIT F.

b. EMPLOYMENT AGREEMENT. A duly executed Employment Agreement with GenRad Limited in the form attached hereto as EXHIBIT B.

c. ESCROW AGREEMENT. An Escrow Agreement, duly executed in the form attached as EXHIBIT E.

10. OTHER COVENANTS OF THE SELLER. The Seller hereby covenants and agrees with Purchaser that:

a. For a period of three (3) years following the Completion Date, the Seller whether by himself, his employees or agents or howsoever otherwise, whether as employee, officer, manager, partner, consultant, adviser, agent, shareholder, investor, lender, service provider, or in any other capacity, will not compete with any business of the Companies as carried on at the date of this Agreement anywhere in the United Kingdom, the Republic of Ireland or the Netherlands. The phrase "compete with the business of" shall be deemed to include (without hereby limiting the generality of the same) engaging or being interested, directly or indirectly, in any type of business or enterprise which is competitive with the business of the Companies as carried on at the date of this Agreement. The foregoing shall not prevent the Seller from owning up to 5% of the issued share capital of any class of shares listed on London Stock Exchange Limited or any other recognised investment exchange (as such term is defined in the Financial Services Act 1986) which may compete with any such entity (provided the Seller has no other relationship with such entity); and

b. For a period of three (3) years following the Completion Date, the Seller will not directly or indirectly (through any person, firm, corporation, association or other entity):

     i. employ or solicit, entice away or induce, any of Martyn Knott, Matthew Thorne, Siemona Kingsley, Marc Coombes, Ian Gillgrass, David Falconer, John Stock, Richard Bister, Stan Brown, Eric Mitchell, Barry Kenworthy, Chris Dumes or Reg Watts each of whom is at the Completion Date an employee of the Companies to terminate their relationship with the companies, the Purchaser or its affiliates; or

     ii. solicit, direct, divert or take away, the business or patronage of any persons or entities of which are at the Completion Date or which were in the 12 months prior to the Completion Date customers or accounts, or with which the Seller had direct dealings or contact within such 12 month period with a view to them becoming customers or accounts, of the Companies.

11.  LIMITATIONS ON THE SELLER'S LIABILITY.

a. The Purchaser hereby acknowledges that it has not entered into this Agreement in reliance on any warranties, representations, covenants, undertakings or indemnities howsoever or by whosoever or to whomsoever made except insofar as they are contained in the Agreement or any of the Ancillary Agreements.

b. Without prejudice to the generality of Clause 11(a) the Purchaser irrevocably and unconditionally waives any right it may have to claim damages and/or to rescind this Agreement for any misrepresentation not contained in this Agreement or the Ancillary Agreements or for breach of any warranty not contained in this Agreement or the Ancillary Agreement unless such misrepresentation or warranty was made or given fraudulently was not made or given in good faith.

c. No claims shall be brought by the Purchaser in respect of any breach of the warranties set out in Clause 4 of this Agreement or Part C of the Tax Deed (including any claim under such warranties pursuant to the indemnity in Clause 12) (each a "Warranty" and collectively the "Warranties") unless notice in writing of the claim (specifying in reasonable detail the event, matter of default which gives rise to the claim, the breach that results and the amount claimed) has been given to the Seller not later than the expiration of the appropriate period. For the purpose of this Clause the "appropriate period":

     i. in respect of a claim brought by the Purchaser under the Warranties in the Taxation Deed is 7 years from the Completion Date;

     ii. in respect of any claim which brought by the Purchaser under the Warranties in Clauses 4(a) and 4(b) of this Agreement is 4 years from the Completion Date; or

     iii. in respect of any other claims under the Warranties is 18 months from the Completion Date.

d. Any claim under the Warranties set out in Clause 4 of this Agreement (including any claim under such Warranties pursuant to the indemnity in Clause 12) shall be deemed to have been withdrawn (if it has not been previously satisfied, settled or withdrawn) 6 months after the expiration of the appropriate period, unless proceedings in respect of it have commenced by being issued and serviced on the Seller.

e. The Seller shall be liable, in respect of any claim brought by the Purchaser for a breach of the Warranties, only if the liability of the Seller for such claims would exceed in aggregate (pound)15,000 and, in that event, the Seller shall be liable only for the excess.

f. The total liability of the Seller in respect of all claims under the Warranties shall not exceed (pound)1,000,000.

g. Any statement in this Agreement or the Taxation Deed which is qualified as being made "so far as the Seller is aware" or "to the best of the knowledge, information and belief of the Seller" or any similar expression has been so qualified after enquiries by the Seller or the executive directors, company secretary, general managers and financial controller of the Companies.

h. The provisions of Clauses 11(c) to 11(f) shall not apply in the case of any fraud by the Seller or to the Seller choosing not to disclose any matter against the Warranties, knowing it to be relevant to be disclosed.

12   INDEMNITY

a. Subject to Clauses 11(b) to (f) (inclusive) and Clauses 12(d) and (e), the Seller shall indemnify, exonerate and hold harmless the Purchaser and the Companies against and in respect of any losses, liabilities, deficiencies, demands, claims, judgments, causes of action, expenses or damages (including, without limitation, reasonable legal and other expenses and fees properly incurred and arising directly from any of the foregoing ("Costs")) incurred or sustained by the Purchaser or the Companies based upon, arising out of or resulting from any of the following (the "Losses") (by payment to the Purchaser of an amount equal to any such Losses):

     i. the failure of the Seller to transfer to the Purchaser good and sufficient, record and marketable title to the Shares, free and clear of all liens, pledges, charges, claims, encumbrances or rights, title and interest in others;

     ii.  any breach of a Warranty.

b. The Purchaser shall promptly notify the Seller in writing of any claim it may have under this Clause 12, including the institution of any legal action against the Purchaser or the Companies specifying in reasonable detail the individual items of liability, damage, cost or expense, and the nature of the breach of Warranty, to which such item is related. Such notice shall not be a condition precedent to any liability of the Seller under this indemnity unless such failure materially prejudices the ability of the Seller to defend such claim.

c. In case any third party claim or action shall be brought against the Purchaser or the Companies the Purchaser shall notify the Seller of the commencement thereof. The Seller shall be entitled to participate therein except with respect to a claim as defined in the Taxation Deed and, to the extent that it shall wish, to assume the defence thereof and after notice from the Seller to the Purchaser of its election so to assume the defence thereof and of its agreement to be fully responsible for all liability and costs arising from such action, the Seller shall not be liable to the Purchaser for any legal fee or expenses of other legal advisers, in each case subsequently incurred by the Purchaser in connection with the defence thereof. In such event, the Purchaser shall have the right to employ separate legal adviser in such action and to participate in the defence thereof but the fees and expenses of such legal adviser shall not be at the expense of the Seller unless the employment of such legal adviser has been specifically authorised by the Seller. The Seller shall not settle or compromise a claim with respect to the Purchaser or the Companies without prior written notice to and consent of the Purchaser or the Companies which shall not be unreasonably withheld or delayed.

d. The Purchaser warrants that it shall and shall procure that the Companies shall at all times take all reasonable action to minimise or avoid any claim against the Seller under this Agreement and to mitigate its loss. The Seller shall not be liable under this indemnity for any loss or damage suffered by the Purchaser which is directly attributable to a breach by the Purchaser of this Clause 12(d).

e. Notwithstanding the provisions of this Clause 12, the Seller shall be in no way liable to the Purchaser under this Agreement for any implied warranty, condition or other term or any duty at common law which is not expressly provided for in this Agreement or for any indirect, special or consequential loss or damage (whether for loss of profit or otherwise).

f. Notwithstanding any other provision of this Agreement or the Disclosure Letter the matters referred to in Clause 4(y) shall not be subject to any disclosure whether under the Disclosure Letter or otherwise and the Seller indemnifies the Purchaser (in accordance with this Clause 11) in respect of the matters in Clause 4(y), notwithstanding any statement made by the Seller or the Companies, whether in the Disclosure Letter or otherwise.

g. All representations and warranties shall survive Completion whether or not any party relied thereon or had knowledge acquired either before or after the date hereof, from its own investigation or otherwise, of any facts at variance with or of any breach of any such representations or warranties. The representations, warranties and covenants contained in the Taxation Deed shall survive as set out therein

13.  PAYMENT OF LOSSES FROM ESCROW SHARES.

a. Promptly and no later than 1 working day after Completion the Purchaser shall deposit the Escrow Shares with the Escrow Agent. The Escrow Shares shall be held by the Escrow Agent for the benefit of the Seller unless and until any such Escrow Shares are applied in satisfaction of any Representation Claim (as hereinafter defined).

b. The Escrow Shares shall be reserved to satisfy any and all Losses based upon, arising out of or resulting from any claim under this Agreement or any of the Ancillary Agreements ("Representation Claim") and all Costs related thereto.

c. Upon the determination of the amount of any Losses, whether by agreement of the Purchaser and the Seller or by any other final adjudication, a number of Escrow Shares with an Escrow Value (hereinafter defined) equal to the amount of such Losses shall be delivered to the Purchaser within five (5) business days of such determination. Remainder issued on expiry of one year. Escrow Value shall mean the value of the Escrow Shares, as determined by multiplying the number of such Escrow Shares by the Average Closing Price.

d. To the extent the amount of Losses for any such Representation Claim and related Costs exceeds the Escrow Value of the remaining Escrow Shares, the Seller shall pay the excess to the Purchaser in accordance with the terms set out in the relevant provision of this Agreement or the relevant Ancillary Agreement.

e. As of the date which is one year from the Completion Date (the "Expiration Date"), the Escrow Shares shall be distributed to the Seller in accordance in reasonable detail with the Escrow Agreement, provided that, if, on such date, there exists a bona fide Representation Claim notice of which has been given by the Purchaser to the Seller prior to the Expiration Date, but which is not then finally resolved and discharged, a number of Escrow Shares having an Escrow Value equal to the reasonable estimate of Losses from such Representation Claim and Costs shall remain in escrow pending resolution thereof provided that the Purchaser shall proceed with any discussions and/or proceedings relating to such Representation Claim and shall not unreasonably delay such discussions and/or proceedings.

f. Nothing in this Clause 13 shall be construed to limit the indemnity obligations of the Seller under Clause 12, including, but not limited to the time period for survival of such indemnity obligations.

14.  FURTHER ASSURANCES.

  From time to time after Completion, at the Purchaser's reasonable request and expense, the Seller shall execute and deliver such other and further instruments of conveyance, assignment, transfer and consent, and take such other action as the Purchaser may reasonably request for the more effective conveyance and transfer of ownership of the Shares and to otherwise give effect to the other transactions contemplated hereby.

15.  POWER OF ATTORNEY

a. APPOINTMENT OF ATTORNEY. The Seller hereby appoints any director for the time being of the Purchaser ("THE ATTORNEY") severally to be the agent, proxy and attorney of the Seller and in the Seller's name, place and stead to exercise all the rights and powers of the Seller as a member of MIS from and including Completion until and including the day on which the Purchaser or its nominee is entered in the register of members of MIS as the holder of the entire issued share capital of the Company ("THE REGISTRATION DATE") and:

     i in connection therewith, to receive notices of and attend and vote at all meetings of the members of MIS during such period; and

     ii   for such purpose the Seller hereby authorises:

          (1) MIS to send any notices in respect of his holding of shares in MIS to the Purchaser; and

          (2) the Attorney to complete in such manner as he thinks fit and to return proxy cards, consents to short notice, written resolutions and any other document required to be signed by him in his capacity as a member of MIS.

b. RATIFICATION. The Seller shall ratify everything which the Attorney shall do or purport to do by virtue of this Power of Attorney except where such acts constitute a breach of any law or MIS's memorandum or articles of association.

c. DELEGATION. The Attorney may at any time and on more than one occasion appoint a substitute to act as the attorney of the Seller under this Power of Attorney (with the same powers, except the power to appoint a substitute, as the Attorney) and may revoke such an appointment. Such appointments and revocations shall be in writing.

d. DURATION. This Power of Attorney shall be irrevocable until the Registration Date.

16.  EXPENSES OF THE PARTIES.

  Whether or not the purchase contemplated by this Agreement is completed, each party shall pay and be responsible for all costs, fees and expenses incurred by such party. The expenses of MIS (including, without limitation, the fees and disbursements of Seller's legal advisers and brokers or investment bankers) in connection with the negotiation of this Agreement and completion of the transactions contemplated hereby shall be paid by Seller and no such expenses shall be paid by the Companies.

17.  ENTIRE AGREEMENT, WAIVERS, AMENDMENTS.

  This Agreement and the Ancillary Agreements hereto comprise the entire agreement between the parties hereto as to the subject matter hereof and supersedes all prior agreements and understandings between them relating thereto, including, without limitation, the Heads of Agreement dated October 28, 1999 by and among the Seller, the Companies and the Purchaser. Each party may extend the time for, or waive the performance of, any of the obligations of the other, waive any inaccuracies in the representations or warranties of the other, or waive compliance by the other with any of the covenants or conditions contained in this Agreement, but only by an instrument in writing signed by the party granting such extension or waiver. This Agreement may be amended only by an instrument in writing executed by all the parties hereto.

18.  NOTICES.

a. Any notice to any party hereto given pursuant to this Agreement or the Taxation Deed or any agreement delivered in connection herewith shall be given by hand delivery or internationally recognised express courier delivery service addressed as follows:

  if to the Seller:                          Peter Coombes
                                             1 Quilp Drive
                                             Newlands Spring
                                             Chelmsford
                                             Essex CM1 4YA

  with a copy to:                            Mills & Reeve
                                             Francis House
                                             112 Hills Road
                                             Cambridge  CB2 1PH
  if to the Purchaser:               GenRad, Inc.
                                        7 Technology Park
                                        Westford, MA  01886
                                        Attn: Walter Shephard

  with a copy to:                       Nutter, McClennen & Fish, LLP
                                        One International Place
                                        Boston, MA 02110-2699
                                        Attn: Arthur R. Hofmann, Jr., Esquire

Any such address may be changed by any party by written notice to the other party. If the notice is delivered by hand, it shall be deemed to have been delivered on the date received by the recipient of such notice. If the notice is delivered by international courier, it will be deemed delivered two (2) days after being mailed.

19.  SUCCESSORS AND ASSIGNS.

  This Agreement shall enure to the benefit of, and be binding upon and enforceable against the respective heirs, administrators, successors and assigns of the parties hereto but may not be assigned by any party without the prior written consent of the other parties hereto.

20.  COUNTERPARTS.

  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes.

21.  SEVERABILITY.

  If any term or provision of this Agreement or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

22.  SPECIFIC PERFORMANCE.

  The Seller agrees that the agreements of the parties set out in Clause 10 are unique and that the Purchaser will be irreparably harmed in the event that such agreements are not specifically enforced. The parties further agree it is impossible to measure in money the damage which will accrue by reason of a refusal by the Seller to perform his obligations under Clause 10. Therefore, in the event that the Purchaser shall institute any action to enforce the provisions thereof, the Seller hereby acknowledges that the Purchaser does not have an adequate remedy at law and that injunctive or other equitable relief will not constitute any hardship on the Seller and that this Agreement and the obligations of the Seller may be specifically enforced.

23.  NO ANNOUNCEMENTS.

  Seller shall consult and cooperate with Purchaser as to the timing and content of any announcement of this transaction to the general public and the Companies' customers and suppliers. Seller shall not make any announcement relating to this Agreement or the transactions contemplated hereby without the consent of the Purchaser, provided, however, that nothing herein shall prevent Seller from making any disclosure which is required by law.

24.  GOVERNING LAW.

  This Agreement is governed by and shall be interpreted and construed in accordance with English law and the parties hereby irrevocably submit to the exclusive jurisdiction of the High Court of Justice in England in respect of any matter arising from or in connection with it.

25.  DEFINITIONS.

  References to the "Ancillary Agreements" shall mean the Disclosure Letter, the Taxation Deed, the Employment Agreement, the Assignment of Inventions and the Escrow Agreement in their respective forms attached to this Agreement.

  Reference to a "Clause" is to the relevant clause of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed and delivered as a Deed the day and year first above written.

                                  Purchaser:
                                  GENRAD, INC.

Executed and delivered
as a Deed by GenRad, Inc.
acting by:

                                  /s/ Walter A. Shephard
                                  -------------------------------
                                  By:  Walter A. Shephard
                                  Its: Vice President & Chief Financial Officer

Executed and delivered
as a Deed by Peter Coombes         Seller:
in the presence of:

                                   /s/ Peter Coombes
                                  -------------------------------
                                  Peter Coombes

Witness:

Signature /s/ Craig Campbell
          ---------------------------
Name Craig Campbell
     --------------------------------